Exhibit 99.1

     California Pizza Kitchen Announces Financial Results for the
                        Third Quarter of 2007

    LOS ANGELES--(BUSINESS WIRE)--Nov. 8, 2007--California Pizza
Kitchen, Inc. (Nasdaq:CPKI) today reported revenues and net income for the third quarter ended September 30, 2007. Highlights for the third quarter of 2007 relative to the same quarter a year ago were as follows:

    --  Total revenues grew approximately 13.5% to $162.0 million

    --  Comparable restaurant sales increased 3.5%

    -- Net income of $1.4 million, or $0.05 per diluted share, including a $0.20 per diluted share charge primarily associated with store closure costs for four CPK/ASAPs

    Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated, "We are pleased to have exceeded our sales and earnings estimates given the challenging sales and cost environment in casual dining. We credit our menu and strong operational focus on inventory and labor management which enabled us to achieve 20% restaurant level margins despite rising cheese costs and minimum wage pressures. In addition, we are pleased to have leveraged our general and administrative costs by 60 basis points year over year. These quarterly operating results are a testament to how our great food, notable customer service and brand equity sustain us in challenging times."

    Average weekly sales for the Company's 176 full service restaurants increased 3.0% to $68,972 for the third quarter of 2007 compared to $66,971 for the same quarter last year.

    In the third quarter of 2007, the Company added six full service restaurants in Roseville, Minnesota; Tempe, Arizona; Lake Grove, New York; Nashville, Tennessee; Seal Beach, California; and Houston, Texas. The Company's domestic franchise partner, HMSHost, opened a CPK/ASAP location in Los Angeles International Airport, while an international franchise partner, Grupo Calpik, S.A. de C.V. of Mexico, opened a full service restaurant in Mexico City.

    For the fourth quarter of 2007, the Company intends to add seven full service and two international franchise restaurants. These openings, together with a comparable restaurant sales increase of 2.0%-3.0%, are expected to result in earnings of $0.22-$0.23 per diluted share.

    The Company also announced guidance for fiscal 2008 based on the following assumptions:

    --  Restaurant revenue growth of approximately 14.0% to 15.0%

    -- Eighteen month comparable restaurant sales growth of approximately 2.0% to 3.0%

    --  Approximately 17 new full service restaurants for 2008

    -- A minimum of six international full service franchise restaurants for 2008

    --  A minimum of four domestic CPK/ASAP franchise restaurants for
        2008

    --  One new LA Food Show restaurant

    --  Earnings per diluted share of $0.85-$0.92

    The Company will hold a conference call today at approximately 5:00 pm ET to discuss third quarter results as well as its updated guidance. A webcast of the conference call can be accessed at www.cpk.com.

    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check is approximately $13.30. As of November 8, 2007 the Company operates, licenses or franchises 223 restaurants, of which 190 are company-owned and 33 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company, which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.

    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com.

    This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

    Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.


     Selected Unaudited Consolidated Financial and Operating Data
   (Dollars in thousands, except for per share and operating data)


                         Quarter Ended           Nine Months Ended
                   September 30,  October 1, September 30,  October 1,
                        2007         2006         2007         2006
                   ------------   ---------- ------------   ----------

Statement of
 Income:

Revenues:
 Restaurant sales     $159,665     $140,874     $464,101     $403,996
 Royalties from
  Kraft licensing
  agreement              1,264        1,116        3,050        2,436
 Domestic
  franchise
  revenues                 668          541        1,854        1,619
 International
  franchise
  revenues                 407          233          947          579
                   ------------   ---------- ------------   ----------
  Total revenues       162,004      142,764      469,952      408,630

Costs and
 expenses:
 Food, beverage
  and paper
  supplies              39,051       34,904      113,853      100,162
 Labor (1)              57,463       50,742      170,574      147,641
 Direct operating
  and occupancy         31,273       27,591       90,741       79,099
                   ------------   ---------- ------------   ----------
  Cost of sales        127,787      113,237      375,168      326,902

 General and
  administrative
  (2)                   11,831       11,260       36,828       32,650
 Depreciation and
  amortization           9,418        7,386       26,981       21,427
 Pre-opening costs       2,356        1,112        4,558        2,545
 Store closure
  costs                  8,500            -        9,269            -

                   ------------   ---------- ------------   ----------
  Total costs and
   expenses            159,892      132,995      452,804      383,524

Operating income         2,112        9,769       17,148       25,106

Other (expense)
 income, net:
 Interest expense         (115)           -         (117)           -
 Interest income            73          154          254          666
                   ------------   ---------- ------------   ----------
  Total other
   (expense)
   income, net             (42)         154          137          666
                   ------------   ---------- ------------   ----------

Income before
 income tax
 provision               2,070        9,923       17,285       25,772
Income tax
 provision                 666        3,272        5,964        8,503
                   ------------   ---------- ------------   ----------
Net income            $  1,404     $  6,651     $ 11,321     $ 17,269
                   ============   ========== ============   ==========

Net income per
 common share:
 Basic                $   0.05     $   0.23     $   0.39     $   0.59
 Diluted              $   0.05     $   0.23     $   0.38     $   0.58

Shares used in
 computing net
 income per common
 share (in
 thousands) (3):

 Basic                  28,591       28,948       28,974       29,294
 Diluted                29,191       29,466       29,889       29,952

Operating Data:
Restaurants open
 at end of period          220          197          220          197
Company-owned full
 service
 restaurants open
 at end of period          176          158          176          158
Average weekly
 company-owned
 full service
 restaurant sales     $ 68,972     $ 66,971     $ 67,822     $ 65,247
18-month
 comparable
 company-owned
 restaurant sales
 increase                  3.5%         5.6%         4.5%         5.6%

--------------------------------  ------------------------  ----------
(1) Labor expense for the three and nine months ended September 30, 2007 includes approximately $211,000 and $631,000 of stock-based compensation, respectively, compared to $202,000 and $706,000 in the three and nine months ended October 1, 2006, respectively.

(2) General and administrative expense for the three and nine months ended September 30, 2007 includes approximately $1.3 million and $4.9 million of stock-based compensation, respectively, compared to $1.4 million and $3.8 million in the three and nine months ended October 1, 2006, respectively.

(3) Includes effect of 3-for-2 stock split effective June 19, 2007.


                          Quarter Ended          Nine Months Ended
                     September 30, October 1, September 30, October 1,
                         2007         2006        2007         2006
                     ------------  ---------- ------------  ----------

Statement of Income
 Percentages (1):

Revenues:
 Restaurant sales           98.6%       98.7%        98.8%       98.9%
 Royalties from
  Kraft licensing
  agreement                  0.8%        0.8%         0.6%        0.6%
 Domestic franchise
  revenues                   0.4%        0.4%         0.4%        0.4%
 International
  franchise revenues         0.2%        0.1%         0.2%        0.1%
                     ------------  ---------- ------------  ----------
  Total revenues           100.0%      100.0%       100.0%      100.0%

Costs and expenses:
 Food, beverage and
  paper supplies            24.4%       24.8%        24.4%       24.8%
 Labor (2)                  36.0%       36.0%        36.8%       36.5%
 Direct operating
  and occupancy             19.6%       19.6%        19.6%       19.6%
                     ------------  ---------- ------------  ----------
  Cost of sales             80.0%       80.4%        80.8%       80.9%

 General and
  administrative (3)         7.3%        7.9%         7.8%        8.0%
 Depreciation and
  amortization               5.8%        5.2%         5.7%        5.2%
 Pre-opening costs           1.5%        0.8%         1.0%        0.6%
 Store closure costs         5.2%        0.0%         2.0%        0.0%

                     ------------  ---------- ------------  ----------
 Total costs and
  expenses                  98.7%       93.2%        96.4%       93.9%

Operating income             1.3%        6.8%         3.6%        6.1%

Other (expense)
 income, net:
 Interest expense           -0.1%        0.0%         0.0%        0.0%
 Interest income             0.0%        0.1%         0.1%        0.2%
                     ------------  ---------- ------------  ----------
  Total other
   (expense) income,
   net                       0.0%        0.1%         0.0%        0.2%
                     ------------  ---------- ------------  ----------

Income before income
 tax provision               1.3%        7.0%         3.7%        6.3%
Income tax provision         0.4%        2.3%         1.3%        2.1%
                     ------------  ---------- ------------  ----------
Net income                   0.9%        4.7%         2.4%        4.2%
                     ============  ========== ============  ==========

(1) Percentages are expressed as a percentage of total revenues, except for cost of sales which is expressed as a percentage of restaurant sales.

(2) Labor percentage includes approximately 10 and 20 basis points of stock-based compensation in the three and nine months ended September 30, 2007, respectively, compared to 10 basis points in each of the three and nine months ended October 1, 2006.

(3) General and administrative percentage includes approximately 80 and 100 basis points of stock-based compensation in the three and nine months ended September 30, 2007, respectively, compared to 100 and 90 basis points in the three and nine months ended October 1, 2006, respectively.


           Selected Consolidated Balance Sheet Information
                        (Dollars in thousands)


Selected Consolidated Balance               September 30, December 31,
Sheet Information                                  2007         2006
                                            ------------- ------------

Cash and cash equivalents                        $ 10,604     $  8,187
Total assets                                      362,487      310,513
Total debt                                         17,000            -
Stockholders' equity                              213,074      208,343


                    California Pizza Kitchen, Inc.
                            Units Summary


                  Total Units at                        Total Units at
                  --------------                        --------------
Third Quarter        July 1,     Opened Acquired Closed September 30,
 2007                  2007                                  2007
----------------  -------------- ------ --------------- --------------
Company-owned
 full service
 domestic                    170      6        -      -            176
Company-owned
 ASAP domestic                11      -        -      1             10
Company-owned LA
 Food Show                     1      -        -      -              1
Franchised
 domestic                     16      1        -      -             17
Franchised
 international                15      1        -      -             16
                  ----------------------------------------------------
Total                        213      8        -      1            220
                  ====================================================


    CONTACT: California Pizza Kitchen, Inc.
             Sarah Grover (media)
             or
             Sue Collyns (investors)
             310-342-5000